Exhibit 4.19

Execution Version

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Fourth Amendment”), dated as of March 29, 2019 (the “Fourth Amendment Effective Date”), is made among STEALTH BIOTHERAPEUTICS CORP, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 165223 (“Stealth Cayman”), STEALTH BIOTHERAPEUTICS INC., a Delaware corporation (“Stealth Delaware” and, together with Stealth Cayman, hereinafter individually and collectively referred to as “Borrower”), those certain banks and other financial institutions or entities from time to time party to the Loan and Security Agreement (collectively, referred to as “Lender”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

WHEREAS, Lender has advanced U.S.$20 million to the Borrower under the Tranche 1 Advance, Tranche 2 Advance and Tranche 3 Advance under the Loan and Security Agreement dated as of June 30, 2017, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 12, 2018, that certain Second Amendment to Loan and Security Agreement dated as of July 26, 2018, and that certain Third Amendment to Loan and Security Agreement dated as of October 10, 2018, in each case by and among Borrower, Lender and Agent (and as further amended from time to time, the “Loan and Security Agreement”); and

WHEREAS, the Borrower, Agent and Lender have agreed to certain amendments to the Loan and Security Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Loan and Security Agreement. All capitalized terms used in this Fourth Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1 of the Loan and Security Agreement shall be applicable to this Fourth Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Loan and Security Agreement.

(a) Amendment. The Loan and Security Agreement shall be amended as follows effective as of the Fourth Amendment Effective Date:

(i) New Definitions. The following definitions are added to Section 1.1 in their proper alphabetical order:

“Fourth Amendment Effective Date” means March 29, 2019.

“New Amortization Date” means October 1, 2019; provided however, if Performance Milestone 9 occurs, then February 1, 2020; provided further, if Performance Milestone 10 occurs, then April 1, 2020.

“New Drug Application” means a new drug application in the United States for authorization to market a product, as defined in the applicable laws and regulations and submitted to the FDA.

“Performance Milestone 9” means satisfaction of each of the following events: (a) no Event of Default has occurred and is continuing, and (b) after the Fourth Amendment Effective Date and on or prior to September 30, 2019, receipt by Borrower of at least Thirty Million Dollars ($30,000,000) of Net Financing Proceeds; in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

“Performance Milestone 10” means satisfaction of each of the following events: (a) no Event of Default has occurred and is continuing, (b) achievement of Performance Milestone 9, and (c) the achievement of one or more of the protocol-specified primary endpoints (provided that if only one endpoint is achieved it shall be met at the p≤0.025 level of significance) as described in the clinical study protocol for the Phase 3 clinical trial of daily subcutaneous injections of elamipretide in patients with primary mitochondrial myopathy (ClinicalTrials.gov Identifier: NCT03323749) with an acceptable safety profile such that the data is sufficient to file a New Drug Application; in each case subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent).

(ii)	Amended Definitions. The following definitions are hereby amended as follows:

The definition of “Permitted Indebtedness” is hereby amended by replacing “and (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.” with “and (xii) leases for up to ten (10) vehicles for use in the ordinary course of business, (xiii) financing of up to One Million Dollars ($1,000,000) in the aggregate for the premiums associated with Borrower’s directors and officers liability insurance policy; and (xiv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.”

The definition of “Permitted Liens” is hereby amended by replacing “(vii) Liens on Equipment, software, other Intellectual Property in connection with such Equipment or other capital assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness” with (vii) Liens on Equipment, software, other Intellectual Property in connection with such Equipment or other capital assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness” and Liens in connection with vehicle leases permitted in clause (xii) of “Permitted Indebtedness”.

(iii)	Section 2.2(a). Section 2.2(a) is hereby amended and restated as follows:

Section 2.2(a) is hereby amended by deleting the penultimate sentence and replacing it with the following: “Subject to the terms and conditions of this Agreement, and conditioned on approval by Lender’s investment committee in its sole and unfettered discretion, beginning on the Fourth Amendment Effective Date and continuing through March 31, 2020, Borrower may request and Lender shall, at its sole discretion, make additional Term Loan Advances in an aggregate principal amount up to $20,000,000 in minimum increments of $5,000,000 (each a “Tranche 4 Advance”).”

(iv)	Section 2.2(d). Section 2.2(d) is hereby amended and restated as follows:

“Payment.

(i) Borrower will pay interest in arrears on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Fourth Amendment Effective Date. Agent and Lender acknowledges receipt of principal payments from Borrower in the amount of $2,780,155.37 as of the Fourth Amendment Effective Date.

(ii) Commencing on the Fourth Amendment Effective Date, (x) Borrower will pay interest in arrears on each Term Loan Advance on the first Business Day of each month; and (y) Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the New Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the New Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid, provided that (1) if the New Amortization Date is October 1, 2019, solely for the payment dates from October 1, 2019 through March 1, 2020 (inclusive), the amount for each such payment date shall be calculated as if there were twenty-two (22) equal monthly installments of principal and interest (mortgage style), provided further that (2) if the New Amortization Date is February 1, 2020, solely for the payment dates from February 1, 2020 through March 1, 2020 (inclusive), the amount for each such payment date shall be calculated as if there were eighteen (18) equal monthly installments of principal and interest (mortgage style). For the avoidance of doubt, thereafter any payments shall be based on the actual number of scheduled monthly payments remaining through the Term Loan Maturity Date. As an example, the payment schedules as of the Fourth Amendment Effective Date are reflected in Exhibit J attached hereto (as reflected on Schedules 1, 2 and 3 therein for a New Amortization Date of October 1, 2019, February 1, 2020 and April 1, 2020, respectively), and Agent may update such payment schedule from time to time in accordance with the terms of this Agreement (as amended from time to time, the “Amortization Schedules”). In the event of any inconsistency between the Amortization Schedules and the terms of this Agreement (including this Section 2.2), the terms of this Agreement shall prevail.”

(iii) The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date.

Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Agent will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (A) on each payment date of all periodic obligations payable to Agent or Lender under each Term Advance and (B) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement.”

(v)	Section 2.5. The first sentence of Section 2.5 is hereby amended and restated as follows:

“At its option upon at least five (5) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, plus all fees and other amounts owing under the Loan Documents at such time (including, for the avoidance of doubt, the End of Term Charge), together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but on or prior to March 31, 2020, 2.0%; and thereafter, 0.5% (each, a “Prepayment Charge”).”

(vi)	Section 2.6. Section 2.6 is hereby amended and restated as follows.

“End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge in an amount equal to (a) One Million Three Hundred Thirty-Five Thousand Dollars ($1,335,000) plus (b) five percent (5%) of the aggregate principal amount of all Tranche 4 Advances made (the “End of Term Charge”). Notwithstanding the required payment date of any charges or fees due under this Section 2.6, such charge or fee shall be deemed earned by Lender as follows: U.S.$750,000 earned as of the Closing Date, U.S.$250,000 earned as of March 15, 2018, U.S.$200,000 earned as of the Second Amendment Effective Date, U.S.$50,000 earned as of the Third Amendment Date, U.S.$85,000 earned as of the Fourth Amendment Effective Date, and 5% of the aggregate principal amount of all Tranche 4 Advances made as of the Advance Date of each such Advance.”

(vii)	Section 2.10. A new Section 2.10 is hereby added as follows.

“Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing, existing as of the Closing Date, and existing as of the Fourth Amendment Effective Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to Lender as herein described was on the Closing Date, was on the Fourth Amendment Effective Date, and continues to be a material inducement to Lender to provide the Term Loans.”

(viii)	Section 7.1(b). Section 7.1(b) is hereby amended and restated as follows:

“(b) as soon as practicable (and in any event within 45 days) after the end of each of the first three calendar quarters of each year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by details (which may be provided in the accompanying Compliance Certificate) of any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments; and (iii) that they do not contain certain equity-related non-cash items that are customarily included in annual financial statements (e.g., warrant liabilities and stock-based compensation);”

(ix)	Section 7.1(c). Section 7.1(c) is hereby amended and restated as follows:

“(c) as soon as practicable (and in any event (i) so long as the Company is a foreign private issuer (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), within one hundred twenty (120) days and (ii) upon the Company ceasing to be a foreign private issuer, ninety (90) days after the end of each fiscal year unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any audit report from such accountants; provided that Borrower’s unqualified opinion on financial statements may contain a limitation as to going concern;”

(x)	Section 7.1(g). Section 7.1(g) is hereby amended and restated as follows:

“promptly following its approval by Borrower’s board of directors, and in any event no later than (i) 120 days after the end of fiscal year end 2018, and (ii) sixty (60) days after the end of each fiscal year commencing with fiscal year end 2019, an annual operating budget, as well as other financial information reasonably requested by Agent;”

(xi)	Section 7.1(h). Section 7.1(h) is hereby amended and restated as follows:

“[Reserved].”

(xii)	Section 8. Section 8 is hereby amended and restated as follows:

“[Reserved].”

(xiii)	Section 9.3. Section 9.3 is hereby amended and restated as follows:

“Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the failure to achieve Performance Milestone 1, Performance Milestone 2, Performance Milestone 3, Performance Milestone 4, Performance Milestone 5, Performance Milestone 6, Performance Milestone 7, Performance Milestone 8, Performance Milestone 9 or Performance Milestone 10, in each case in and of itself, shall not constitute a Material Adverse Effect; or”

(xiv)	Section 10.1. Section 10.1 is hereby amended and restated as follows:

“General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.”

(xv)	Exhibit F. Exhibit F is hereby amended and restated in the form attached hereto as Annex A.

(xvi)	Exhibit J. A new Exhibit J in the form attached hereto as Annex B is hereby added.

(b) References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Fourth Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of this Fourth Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a) Fees and Expenses. Borrower shall have paid (i) a fee equal to Eighty-Five Thousand Dollars ($85,000.00), (ii) all attorney fees and other costs and expenses then due in accordance with Section 5(e) of this Amendment, and (iii) all other fees, costs and expenses, if any, due and payable as of the Fourth Amendment Effective Date under the Loan and Security Agreement.

(b) This Fourth Amendment. Agent shall have received this Fourth Amendment, executed by Agent, Lender and Borrower.

(c) Representations and Warranties; No Default. On the Fourth Amendment Effective Date, after giving effect to the waivers under and amendment of the Loan and Security Agreement contemplated hereby:

(i) The representations and warranties contained in Section 4 of this Fourth Amendment shall be true and correct on and as of the Fourth Amendment Effective Date as though made on and as of such date; and

(ii) There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 4 Representations and Warranties. To induce the Agent and Lender to enter into this Fourth Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (b) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. For the purposes of this Section 4, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Fourth Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lender’s and Agent’s execution and delivery of, or acceptance of, this Fourth Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the grant of security under Section 3 of the Loan and Security Agreement and hereby reaffirms that such grant of security in the Collateral secures all Secured Obligations under the Loan and Security Agreement, including without limitation any Term Loans funded on or after the Fourth Amendment Effective Date, as of the date hereof.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 33, each Lender that has signed this Fourth Amendment (which constitute all Lenders) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

(c) Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Fourth Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) No Reliance. Borrower hereby acknowledges and confirms to Agent and Lender that Borrower is executing this Fourth Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Costs and Expenses. Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice (or on the Fourth Effective Amendment Date to the extent invoiced on or prior to the Fourth Amendment Effective Date), the out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Fourth Amendment and any other documents to be delivered in connection herewith on the Fourth Amendment Effective Date or after such date.

(f) Binding Effect. This Fourth Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g) Governing Law. THIS FOURTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF CALIFORNIA), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(h) Complete Agreement; Amendments. This Fourth Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Fourth Amendment and the Loan Documents merge into this Fourth Amendment and the Loan Documents.

(i) Severability of Provisions. Each provision of this Fourth Amendment is severable from every other provision in determining the enforceability of any provision.

(j) Counterparts. This Fourth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Fourth Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k) Loan Documents. This Fourth Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment, as of the date first above written.

BORROWER:

STEALTH BIOTHERAPEUTICS CORP. as Borrower

By:	/s/ Louise Garbarino
Name: Louise Garbarino Title: Authorized Signatory

STEALTH BIOTHERAPEUTICS INC., as Borrower

By:	/s/ Henry H. Hess
Name: Henry H. Hess Title: Chief Legal Counsel

[Signature Page to Fourth Amendment to Loan and Security Agreement (Hercules/Stealth)]

AGENT: HERCULES CAPITAL, INC, as Agent

By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

LENDER: HERCULES CAPITAL FUNDING TRUST 2018-1, as Lender

By:	/s/ Jennifer Choe
Name: Jennifer Choe Title: Assistant General Counsel

HERCULES CAPITAL FUNDING TRUST 2019-1, as Lender

By:	/s/ Jennifer Choe
Name: Jennifer Choe Title: Assistant General Counsel

[Signature Page to Fourth Amendment to Loan and Security Agreement (Hercules/Stealth)]